UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): February 8, 2008
MainSource Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Indiana State or Other Jurisdiction of Incorporation or Organization	0-12422 Commission File No.	35-1562245 I.R.S. Employer Identification Number
2105 N. State Road 3 Bypass
Greensburg, Indiana 47240
(Address of principal executive offices)
(812) 663-6734
(Registrant’s Telephone Number,
Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act(17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On February 11, 2008, MainSource Financial Group, Inc. (the “Company”) announced that James L. Saner, Sr., the Company’s President, Chief Executive Officer and Director, resigned from his positions with the Company, effective as of February 8, 2008. A copy of the press release is attached as Exhibit 99.1 to the Current Report on Form 8-K and incorporated by reference herein.
     On February 11, 2008, the Company also announced that Robert E. Hoptry would assume the positions of President and Chief Executive Officer, effective February 8, 2008, on an interim basis, until a replacement can be found. Mr. Hoptry, age 69, currently serves and will continue to serve as Chairman of the Board of the Company. He has served in this capacity since the Company’s inception in 1983. Prior to retiring in 1999, Mr. Hoptry also served as the President and Chief Executive Officer of the Company.
     Mr. Hoptry’s son, W. Brent Hoptry, is the President and Chief Executive Officer of MainSource Bank of Illinois, a wholly-owned subsidiary of the Company.
     The Company and Mr. Hoptry have agreed that Mr. Hoptry’s annual compensation as an interim officer of the Company will be $325,000. Mr. Hoptry will forego any payments to which he is entitled as the Chairman of the Board of Directors of the Company during such time as he serves as interim President and Chief Executive Officer.
     On February 8, 2008, the Board of Directors authorized the Company to enter into a severence agreement with Mr. Saner. Subject to the parties’ negotiations of the severance agreement, Mr. Saner will receive a severance payment of $487,500 payable over the remainder of 2008, plus full vesting of options for the remainder of their respective terms, in full satisfaction of any claims related to his employment with the Company. The severance payment will be subject to Mr. Saner’s execution, delivery and non-retraction of non-competition and non-solicitation covenants, and other releases customary for agreements of this nature.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description

99.1	Press Release of MainSource Financial Group, Inc. , dated February 11, 2008

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: February 11, 2008	MAINSOURCE FINANCIAL GROUP, INC.
/s/ James M. Anderson
James M. Anderson
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release of MainSource Financial Group, Inc. dated February 11, 2008.